Exhibit 10.3

Execution Copy

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”) dated as of May 6, 2011, among Jack Shuster, Paul Fenwick, Gordon Fenwick and Joel Fenwick (collectively, the “Principals”), FAPL Holdings Inc. (the “Vendor”), Motorcar Parts of America, Inc. (the “Purchaser”), and Stikeman Elliott LLP, as Escrow Agent (the “Escrow Agent”).

WHEREAS pursuant to the Purchase Agreement dated May 6, 2011 among the Vendor, the Purchaser and the Principals (the “Purchase Agreement”), the Purchaser has agreed to purchase from the Vendor 10,001,500 common shares of Fenwick Automotive Products Limited, one (1) common share of Introcan Inc. and 500 Series “F” shares of Fapco S.A. de C.V. (the “Purchased Shares”) and certain loans payable to the Vendor (the “Purchased Loans”);

AND WHEREAS, pursuant to the Purchase Agreement, the purchase price for the Purchased Shares and Purchased Loans shall be satisfied by the Purchaser delivering to the Vendor 360,000 common shares in the capital of the Purchaser (the “Escrowed Shares”);

AND WHEREAS the Escrowed Shares to be issued to the Vendor at the Closing of the transactions contemplated by the Purchase Agreement shall be held in escrow and released to the Vendor after a certain period of time, subject to certain conditions;

AND WHEREAS it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the parties hereto enter into this Agreement;

AND WHEREAS the Escrow Agent is willing to act as escrow agent for the sole purpose of accepting, holding and distributing the Escrowed Shares in accordance with this Agreement.

NOW THEREFORE, as a condition to the completion of the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
GENERAL

1.1	Definitions

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Purchase Agreement.

ARTICLE 2
ESCROW OF SHARES FOR INDEMNIFICATION

2.1	Release of Escrowed Shares re Indemnity

(a)
Subject to Section 2.2, within three (3) Business Days of delivery by the Purchaser of notice in writing (the “Indemnity Notice”) to the Escrow Agent with a copy to the Vendor and the Principals certifying:

(i)
the amount payable to the Indemnified Person in respect of a Third Party Claim or Direct Claim as determined pursuant to Sections 11, 13, and 14 of the Purchase Agreement (the “Indemnity Payment”); and

(ii)
that the Indemnified Parties have not elected to satisfy the Indemnity Payment in cash in lieu of the purchase for cancellation or redemption of Escrowed Shares pursuant to this Agreement and the Purchase Agreement,

(b)
the Escrow Agent shall deliver to the Purchaser share certificates, together with duly executed stock transfer powers of attorney for such shares, representing Escrowed Shares that have a Market Value calculated as of the earlier of (i) the last day of the six (6) month period referred to in Section 13 of the Purchase Agreement and (ii) the date upon which the Indemnifying Parties notify the Purchaser in writing that they will not exercise their option to satisfy any indemnifiable claims in cash in lieu of the redemption or purchase for cancellation of Escrowed Shares.

“Market Value”, for the purpose of this Agreement, means the volume weighted average trading price of the common stock of the Purchaser (the “MPA Shares”) on the NASDAQ (or the principal trading market on which the MPA Shares are listed at such time) for the immediately preceding 20 trading days.

2.2	Release of Escrowed Shares on Expiration Date

(a)
Within two (2) Business Days after the date that is eighteen (18) months following the Closing of the transactions contemplated by the Purchase Agreement (the “Expiration Date”), the Purchaser shall deliver a notice in writing to the Escrow Agent, with a copy to the Vendor and the Principals, certifying that the expiration of the Purchaser’s rights to any Indemnity Payment has occurred (the “Expiration Notice”).  On the fifth Business Day immediately following receipt of such notice, the Escrow Agent shall deliver or cause to be delivered to the Vendor share certificates representing any remaining Escrowed Shares registered in the name of the Vendor (or as the Vendor may otherwise direct); unless, before the Expiration Date, the Purchaser has delivered a notice in writing (a “Notice of Claim”) to the Escrow Agent, with a copy to Vendor and the Principals, certifying that there is outstanding a Third Party Claim or Direct Claim for which the Purchaser has sought indemnification pursuant to Sections 11, 13 and 14 of the Purchase Agreement.  If the Purchaser has not delivered an Expiration Notice as aforesaid by the close of business (Toronto time) on the Expiration Date, or if the Purchaser has not delivered a Notice of Claim by the close of business (Toronto time) on the Business Day immediately preceding the Expiration Date, the Purchaser shall be deemed to have delivered an Expiration Notice on the Expiration Date.

(b)
Subject to Section 2.3, if the Escrow Agent receives a Notice of Claim before the Expiration Date, the Escrow Agent shall continue to hold the Escrowed Shares and shall only release them in accordance with:

(i)	Section 2.1; or

(ii)
Section 2.2(a), mutatis mutandis, provided that the Escrow Agent has received a notice in writing (the “Release Notice”) from the Purchaser (a copy of which the Purchaser has delivered to the Vendor and the Principals) certifying that the matters referred to in the Notice of Claim have been resolved and (i) no amount is payable by the Vendor or the Principals pursuant to Sections 11, 13 and 14 of the Purchase Agreement in respect of such matters, or (ii) the Market Value of the Escrowed Shares (at the Expiration Date) is greater than 1.2 times the amount payable by the Vendor or the Principals, as the case may be, pursuant to Sections 11, 13 and 14 of the Purchase Agreement in respect of such matters. In the case of this subsection 2.2(b)(ii)(ii), the number of Escrowed Shares that shall be released to the Vendor shall be only the Escrowed Shares in excess of the number of Escrowed Shares having a Market Value at the Expiration Date of 1.2 times the maximum amount payable pursuant to the outstanding Direct Claim or Third Party Claim.

(c)
The Purchaser shall deliver the Release Notice to the Escrow Agent, the Vendor and the Principals within two (2) Business Days of the matters referred to in the Notice of Claim being resolved if, in accordance with such resolution, no amount is payable by the Vendor or the Principals pursuant to Sections 11, 13 and 14 of the Purchase Agreement or the amount that is so payable by the Vendor or the Principals in respect of the matters referred to in the Notice of Claim is less than the Market Value of the Escrowed Shares (and only in respect of such excess amount).

2.3	Option Sale

(a)
In the event that the Purchaser delivers a Notice of Claim to the Escrow Agent pursuant to Section 2.2(a) which results in the Escrowed Shares being held in escrow beyond the Expiration Date, each Principal shall have the option to deliver, from time to time, a notice in writing to the Escrow Agent (the “Option Notice”), with a copy to the Vendor, the Purchaser and the other Principals, instructing the Escrow Agent to sell up to 90,000 Escrowed Shares (the “Option Sale”) in aggregate, and the Escrow Agent shall sell or cause to be sold the number of Escrowed Shares specified in the Option Notice over the facilities of the NASDAQ  (or the principal trading market on which the MPA Shares are listed at such time) in accordance with the written instructions of the Vendor.  In the event of any ambiguity in such instructions or inability to execute in accordance with such instructions, the Escrow Agent shall not dispose of any such Escrowed Securities.  Any commissions or other charges incurred in connection with such sales shall be borne by the Vendor.

(b)
The Escrow Agent shall not be liable for any action taken or omitted by it in carrying out the Option Sale, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its best judgment, and shall not be held liable for any error in judgment made in good faith, unless it shall be proved that the Escrow Agent was grossly negligent or acted intentionally in bad faith.

(c)
The proceeds of any such Option Sale (less any commissions and expenses) (the “Escrowed Proceeds”) shall, until such time as the Escrowed Proceeds are distributed by the Escrow Agent as provided herein, be subject to this Agreement as substitute property for the Escrowed Shares subject to the Option Notice and shall be invested in an interest bearing account (or other interest bearing instruments or deposits with) of a Canadian chartered bank to be jointly selected by the Purchaser and the Principal or in any other mutually agreed upon investments.

(d)
The Escrowed Proceeds shall be released by the Escrow Agent in accordance with Sections 2.1 and 2.2, mutatis mutandis (provided that for the purposes of calculating the Market Value of the Escrowed Shares, the Escrowed Proceeds deposited in lieu of the Escrowed Shares shall be valued at the face value of such proceeds without reference to a 1.2 times multiple where otherwise contemplated hereby).

2.4	Distribution by Mutual Agreement or Court Order

Notwithstanding any of the foregoing provisions of this Agreement, the Escrow Agent shall deliver or distribute certificates representing all or any portion of the Escrowed Shares (or the Escrowed Proceeds, as the case may be) in accordance with (i) any written notice executed and delivered by the Vendor, the Purchaser and the Principals or (ii) receipt of a final court order, decree or judgment otherwise ordering or directing a release of the Escrowed Shares (or the Escrowed Proceeds, as the case may be), in accordance with such order, decree or judgment.

ARTICLE 3
VOTING RIGHTS AND DIVIDENDS

3.1	Voting Rights or Dividends

Until such time as the Escrowed Shares are released from escrow, unless the Vendor, Purchaser and Principals otherwise instruct the Escrow Agent in writing:

(i)	All voting rights attached to the Escrowed Shares will at all times be exercised by the registered owner of the Escrowed Shares; and

(ii)	Any dividends received by the Escrow Agent in respect of the Escrowed Shares will be paid or transferred to the Vendor.

ARTICLE 4
ESCROW AGENT

4.1	Duties and Liabilities of Escrow Agent

(a)
The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no additional implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall have no duty to enforce any obligation of any Person, other than as provided herein.

(b)
The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its best judgment, and shall not be held liable for any error in judgment made in good faith, unless it shall be proved that the Escrow Agent was negligent in ascertaining the pertinent facts or acted intentionally in bad faith.

(c)
The Escrow Agent may rely, and shall be protected in acting, upon any judgment, order, notice, demand, direction, certificate, or other instrument, paper or document which may be submitted to it in connection with its duties hereunder and the directions incorporated therein and which is believed by the Escrow Agent to be genuine and signed or presented by the proper Person(s), and may accept the same as sufficient evidence of the facts stated therein.  The Escrow Agent shall in no way be bound to call for further evidence (whether as to due execution, validity or effectiveness, or the jurisdiction of any court, or as to the truth of any fact), and shall not be responsible for any loss that may be occasioned by its failing to do so.

(d)
In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrowed Shares or the Escrowed Proceeds, as the case may be, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

(e)
In the event that a dispute should arise with respect to this Agreement, which results in an adverse claim or demand being made upon the Escrowed Shares or the Escrowed Proceeds, as the case may be, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, (i) file an application or motion in interpleader in a court of competent jurisdiction, (ii) refuse to comply with any claims or demands on it, (iii) refuse to take any other action hereunder, so long as such dispute shall continue or such doubt shall exist or (iv) pay into court or otherwise deposit the Escrowed Shares or the Escrowed Proceeds, as the case may be, with a court of competent jurisdiction in the Province of Ontario.  Upon the Escrow Agent so depositing the Escrowed Shares or the Escrowed Proceeds, as the case may be, it shall be discharged and released of its duties and obligations hereunder. The Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of all the parties have been fully and finally adjudicated by the final order, decree or judgment of a court of competent jurisdiction in the province of Ontario (the time for appeal having expired with no appeal having been taken), or (b) all differences shall have been settled and all doubt resolved by agreement among all of the interested persons, and in each case the Escrow Agent shall have been notified thereof in writing signed by the Parties.

(f)
The parties hereto acknowledge and agree that notwithstanding that Stikeman Elliott LLP is acting as Escrow Agent hereunder, Stikeman Elliott LLP shall be entitled to act or continue to act and shall not be disqualified from acting or continuing to act as legal counsel for the Purchaser or any corporation or corporations forming part of the Purchaser both while it is acting as Escrow Agent hereunder and thereafter.

4.2	Escrow Agent’s Fees, Expenses and Disbursements

The Purchaser agrees to pay the reasonable fees, expenses and disbursements incurred by the Escrow Agent in connection with the performance of its obligations hereunder. Under no circumstances will the Vendor or any of the Principals be liable to the Escrow Agent in respect of its fees, expenses and disbursements hereunder.

4.3	Indemnification of Escrow Agent

The Vendor and the Purchaser will jointly and severally keep the Escrow Agent indemnified at all times against all actions, proceedings, losses, liabilities, costs, claims and demands incurred or sustained by the Escrow Agent in respect of any matter or thing done by it under, pursuant to or in connection with this Agreement, or otherwise arising in connection with its office as Escrow Agent hereunder, except in so far as the same arose through gross negligence or wilful misconduct on the part of the Escrow Agent or otherwise arose from any breach by it of its obligations under this Agreement.  Without limiting the generality of the foregoing, the Vendor and the Purchaser will indemnify the Escrow Agent against all legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability or any action for interpleader.  This indemnity shall survive the termination or discharge of this Agreement or the resignation of the Escrow Agent.

4.4	Resignation, Removal of Escrow Agent

(a)
The Escrow Agent may resign its trust and be discharged from all further duties and liabilities hereunder after giving fifteen days’ written notice to the Parties or such shorter notice as the Parties may accept as sufficient, and may be removed from its office as such Escrow Agent by the Parties jointly at any time by not less than five Business Days’ written notice given to the Escrow Agent.  Upon discharge or removal, the Escrow Agent shall deliver the Escrowed Shares or the Escrowed Proceeds, as the case may be, as directed by the Parties.

(b)
In the event of the resignation of the Escrow Agent or its removal from office, the Parties shall appoint a successor escrow agent which shall be either (i) a trust company that carries on business in Canada or (ii) a partnership of barristers and solicitors not having less than 50 members and an office in the City of Toronto.  The Parties acknowledge that the Escrow Agent has indicated its intention to be replaced as escrow agent hereunder shortly following the Closing.

(c)
The Escrow Agent which resigns or is removed shall execute such further assurances or documents as, in the opinion of the Parties, may be necessary or desirable to vest in the new escrow agent the same powers, rights, duties and responsibilities as if the new escrow agent had been originally named as Escrow Agent.

ARTICLE 5
MISCELLANEOUS

5.1	Notices

Any notice, direction or other communication to be given under this escrow agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

(i)	to the Purchaser at:

2929 California Street
Torrance CA 90503
United States of America

Attention:                      Michael M. Umansky
Telephone:                     (310) 972-4015
Facsimile:                       (310) 943-1630

with a copy (that does not constitute notice) to:

Stikeman Elliott LLP
Barristers & Solicitors
5300 Commerce Court West,
199 Bay Street,
Toronto, ON
M5L 1B9
Canada

Attention:                      David Weinberger
Telephone:                     (416) 869-5515
Facsimile:                       (416) 947-0866

(ii)	to the Vendor at:

c/o Wisebrod/Zeliger Associates
Barristers & Solicitors, Notaries
245 Fairview Mall Drive
Suite 510
Toronto, ON
M2J 4T1

Attention:                      Avi Wisebrod
Telephone:                     (416) 496-2600 x 201
Facsimile:                       (416) 496-1708

(iii)	to the Escrow Agent at:

Stikeman Elliott LLP
Barristers & Solicitors
5300 Commerce Court West,
199 Bay Street,
Toronto, ON
M5L 1B9
Canada
Attention:                      David Weinberger
Telephone:                     (416) 869-5515
Facsimile:                       (416) 947-0866

(iv)	to Gordon Fenwick at:

475 Spadina Road
Toronto, ON
M5P 2W6

(v)	to Paul Fenwick at:

125 Bedford Road
Toronto, ON
M5R 2K6

(vi)	to Joel Fenwick at:

28 Ridge Hill Drive
Toronto, ON
M6G 3A3

(vii)	to Jack Shuster at:

48 King Cross Avenue
Richmond Hill, ON
L4B 2S9

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery, if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time), otherwise on the next Business Day, and (ii) if transmitted by facsimile or similar means of recorded communication, on the Business Day following the date of transmission.  Any party may change its address for service from time to time by notice given in accordance with the foregoing, and any subsequent notice shall be sent to such party at its changed address.

5.2	Entire Agreement

This Agreement, together with the Purchase Agreement, sets forth the entire agreement among the Parties with respect to the matters contained herein.  In the event of any conflict, the provisions of this Agreement shall prevail.

5.3	Enurement and Assignment

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns.

5.4	Severability

If any provision of this Agreement is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

5.5	Waiver

No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy.

5.6	Further Assurance

Each of the Parties shall, at the request of the other Parties, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable to give effect to this Agreement.

5.7	Time

Time shall be of the essence in respect of this Agreement.

5.8	Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without reference to any choice of law principles. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

5.9	Counterparts

This Agreement may be executed in several counterparts, each of which so executed shall be deemed an original, and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Escrow Agreement.

FAPL HOLDINGS INC.
By:	/s/ Jack Shuster
Name:
Title:

MOTORCAR PARTS OF AMERICA, INC.
By:	/s/ Selwyn Joffe
Name:
Title:

/s/ Gina Michetti	/s/ Joel Fenwick
Witness	Joel Fenwick

/s/ Gina Michetti	/s/ Jack Shuster
Witness	Jack Shuster

/s/ Gina Michetti	/s/ Gordon Fenwick
Witness	Gordon Fenwick

/s/ Gina Michetti	/s/ Paul Fenwick
Witness	Paul Fenwick

STIKEMAN ELLIOTT LLP
By:	/s/ David Weinberger
Authorized Signing Officer